EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61940 and 333-66982 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215, 333-124777, 333-150022, 333-163684, 333-170285 and 333-183562 on Form S-8 of our reports dated March 6, 2013, relating to the consolidated financial statements of Sonus Networks, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's change in its method of recognizing revenue for multiple-element arrangements), and the effectiveness of Sonus Networks, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 6, 2013